ESCROW AGREEMENT

This Agreement is dated as of the 10th day of June, 2008 among ICP Solar Technologies, Inc.a Nevada corporation (the "Company"), the Buyers  identified on the Schedule of Buyers attached as Schedule A hereto (each a “Buyer” and collectively “Buyers”), and the law firm of Burns & Levinson LLP  (the "Escrow Agent"):

W I T N E S S E T H:

WHEREAS, the Company and Buyers have entered into a Securities Purchase Agreement calling for the sale by the Company to the Buyer of the Company’s 11% Senior Secured Convertible Debentures, Due June 13, 2010, and Warrants for an aggregate purchase price of up to $3,000,000 in the respective amounts set forth on Schedule A hereto; and

WHEREAS, the parties hereto require the Company to deliver certificates representing the Debentures being purchased by each Buyer (the “Debenture Certificates”), and Warrants (as defined below) against payment therefor, with such Debenture Certificates, Warrants and the Escrowed Funds to be delivered to the Escrow Agent to be held in escrow and released by the Escrow Agent in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Agreement;

NOW THEREFORE, the parties agree as follows:

ARTICLE I

INTERPRETATION

1.1

Definitions.  Capitalized terms used and not otherwise defined herein that are defined in the Securities Purchase Agreement shall have the meanings given to such terms in the Securities Purchase Agreement.  Whenever used in this Agreement, the following terms shall have the following respective meanings:

“Agreement” means this Agreement and all amendments made hereto and thereto by written agreement between the parties;

“Buyer Documents” shall mean the Securities Purchase Agreement, and the Security Agreement, each duly executed by the Buyer.

“Company Documents” shall mean: (1) the Securities Purchase Agreement, Security Agreement, Subsidiary Guarantee, Debentures, Intellectual Property Security Agreement and Warrants, each duly executed by the Company, (2) the Officer’s Certificate and Closing Certificate, each signed by a duly authorized officer of the Company, (3) the Security Agreement and Subsidiary Guarantee, each duly executed by each of the Company’s Subsidiaries, (4) the Legal Opinion, signed by the Company’s outside law firm and (5) the Voting Agreement Letter (as defined in the Securities Purchase Agreement), signed by Sass Peress.

"Escrowed Funds" means any funds sent into the Escrow Accout by a Buyer toward the purchase of Debentures and Warrants;

 "Securities Purchase Agreement" means the Securities Purchase Agreement (and the exhibits thereto) entered into or to be entered into by the Company and Buyers in reference to the sale and purchase of the Debentures and Warrants.

1.2

Entire Agreement.  This Agreement along with the Company Documents and the Buyer Documents constitute the entire agreement between the parties hereto pertaining to the Company Documents and Buyer Documents and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  There are no warranties, representations and other agreements made by the parties in connection with the subject matter hereof except as specifically set forth in this Agreement, the Company Documents and the Buyer Documents.

1.3

Extended Meanings.  In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.  The word "person" includes an individual, body corporate, partnership, trustee or trust or unincorporated association, executor, administrator or legal representative.

1.4

Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all parties, or, in the case of a waiver, by the party waiving compliance.  Except as expressly stated herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

1.5

Headings.  The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.6

Law Governing this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  Both parties and the individuals executing this Agreement and other agreements on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury.  The prevailing party (which shall be the party which receives an award most closely resembling the remedy or action sought) shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

1.7

Specific Enforcement, Consent to Jurisdiction.  The Company and Buyer acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injuction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.  Subject to Section 1.6 hereof, each of the Company and Buyer hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

ARTICLE II

DELIVERIES TO THE ESCROW AGENT

2.1

Company Deliveries.  On or before the Closing Date, the Company shall deliver the Company Documents to the Escrow Agent.  Upon receipt of the Company documents, the Escrow Agent shall confirm such receipt to the Buyer.

2.2

Buyer Deliveries.  On or before the Closing Date, each Buyer shall deliver to the Escrow Agent such Buyer’s Purchase Price and Buyer Documents.  The Escrowed Funds will be delivered pursuant to the following wire transfer instructions (the “Escrow Account”):

Bank of America

Boston, MA

ABA#011 000 138

Account Name:  Burns & Levinson LLP IOLTA

Account #9429273539

F/B/O:  Client #41648.0

2.3

Intention to Create Escrow Over Company Documents and Buyer Documents.  The Buyer and Company intend that the Company Documents and Buyer Documents shall be held in escrow by the Escrow Agent pursuant to this Agreement for their benefit as set forth herein.

2.4

Escrow Agent to Deliver Company Documents and Buyer Documents.  The Escrow Agent shall hold and release the Company Documents and Buyer Documents only in accordance with the terms and conditions of this Agreement.

ARTICLE III

RELEASE OF COMPANY DOCUMENTS AND BUYER DOCUMENTS

3.1

Release of Escrow Upon Closing.  Subject to the provisions of Section 4.2, following the receipt of (i) all of the Company Documents, (ii) all of the Buyer Documents, and (iii) at least the Minimum Offering Amount (as defined in the Securities Purchase Agreement) into the Escrow Account, the Escrow Agent shall release the Company Documents and Buyer Documents as follows:

(a)

On each Closing Date, upon receipt by the Escrow Agent of joint written instructions ("Joint Instructions") signed by the Company and BridgePointe Master Fund Ltd. (the “Lead Buyer”), it will simultaneously release the Company Documents to the Buyer, and shall release the Buyer Documents to the Company, and shall release the Escrow Funds as set forth in Section 3.2 below.

(b)

All funds to be delivered to the Company shall be delivered pursuant to the wire instructions to be provided in writing by the Company to the Escrow Agent.

(c)

Notwithstanding the above, if the offering of the Debentures has not closed by June 15, 2008, the Escrow Agent shall return the Buyer Documents and the Escrowed Funds to the Buyers, and shall return the Company documents to the Company.

(d)

Notwithstanding the above, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a "Court Order"), the Escrow Agent shall deliver the Company Documents and Buyer Documents in accordance with the Court Order.  Any Court Order shall be accompanied by an opinion of counsel for the party presenting the Court Order to the Escrow Agent (which opinion shall be satisfactory to the Escrow Agent) to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

3.2

Release of Escrowed Funds.  The Escrow Agent shall immediately return a Buyer’s Escrowed Funds to the sending Buyer, upon a written request from BridgePointe Master Fund Ltd., if there has not been a Closing with respect to that Buyer within two (2) business days of the date that the Buyer’s funds were first received into the Escrow Account. No Closing shall occur until an aggregate amount of funds equal to at least the Minimum Amount have been received into the Escrow Account from the Buyers. The Escrow Agent shall not release any Buyer’s Purchase Price to the Company or to anyone on the Company’s behalf until the Escrow Agent has received the Joint Instructions as to that Buyer.  After each Closing, the Escrow Agent shall retain the Escrowed Funds for distribution only as described below.

(a)

Upon Closing, before releasing any funds to the Company, the Escrow Agent shall release, on behalf of the Company, the RBC Payoff Amount (as defined in the Securities Purchase Agreement) directly to RBC (as defined in the Securities Purchase Agreement) , pursuant to wire instructions provided by an authorized representative of RBC and approved by the Lead Buyer, in exchange for documents approved in the Joint Instructions evidencing the termination and retirement of all debt held by RBC.  The RBC Payoff Amount shall not be paid directly to the Company.  Any RBC Payoff Amounts delivered to RBC in conjunction with the above instructions shall be deemed to have been paid by the Buyer to the Company toward the purchase price of the Debentures.

(b)    Following each subsequent Closing, assuming that the RBC Payoff Amount has been paid to RBC in accordance with Subsection (a) above and the RBC Lien Release (as defined in the Securities Purchase Agreement) has been received by the Escrow Agent, the Escrow Agent shall release the Escrowed Funds in accordance with Sections 4(v)(ii) – (v) of the Securities Purchase Agreement.

(c)

The Net Amount (as defined in the Securities Purchase Agreement) shall become the property of the Company upon the Closing.  The Company hereby irrevocably instructs the Escrow Agent to hold the Net Amount on its behalf following the Closing, and to disburse the Net Amount to the Company only at the times and in the amounts set forth in the Drawdown Schedule set forth below (the “Drawdown Amounts”):

Drawdown Schedule

Date of Disbursement to Company (each a “Disbursement Date”)	Percentage of the Net Amount to be Disbursed to the Company on Such Date*
Closing Date	15%
August 1, 2008	23%
November 1, 2008	23%
February 1, 2009	15%
May1, 2009	3%
August 1, 2009	9%
November 1, 2009	6%
February 1, 2010	6%

* = Or if not a Business Day, then on the next Business Day.  On each Disbursement Date, the applicable percentage of the Net Amount, together with all accrued interest in the Escrow Account, shall be delivered to the Company.

(d)

If any Buyer delivers a written notice to the Escrow Agent (a “Default Notice”) which states that an Event of Default has occurred under the Debenture and has not been duly cured (after any applicable cure period under Section 10 of the Debenture) and certifies that the Company has been notified in writing of such Event of Default, the Escrow Agent shall not disburse further Drawdown Amounts to the Company unless and until such Event of Default has been cured or the Debentures have all been paid and satisfied in full.  If any Buyer provides notice to the Escrow Agent that the Buyer has elected to accelerate the Debenture in a Mandatory Redemption (as defined in Section 11(a) of the Debentures), the Escrow Agent shall disburse all of the Escrowed Funds which then remain in the Escrow Account, to the Buyers (pursuant to wire instructions to be provided by each Buyer), pro rata, based upon the outstanding principal amount of each Buyer’s Debenture at the time of such disbursement.  The Buyers and the Company agree that any amounts disbursed to the Buyers pursuant to this Section shall be deemed to constitute a payment by the Company toward the “Default Amount” owed to the Buyer pursuant to Section 11 of the Debenture by virtue of such Event of Default.

3.3

Acknowledgement of Company and Buyer; Disputes.  The Company and the Buyer acknowledge that the only terms and conditions upon which the Company Documents and Buyer Documents are to be released are set forth in Sections 3 and 4 of this Agreement.  The Company and the Buyer reaffirm their agreement to abide by the terms and conditions of this Agreement with respect to the release of the Company Documents and Buyer Documents.  Any dispute with respect to the release of the Company Documents and Buyer Documents shall be resolved pursuant to Section 4.2 or by agreement between the Company and Buyer.

ARTICLE IV

CONCERNING THE ESCROW AGENT

4.1

Duties and Responsibilities of the Escrow Agent.  The Escrow Agent's duties and responsibilities shall be subject to the following terms and conditions:

(a)

The Buyer and Company acknowledge and agree that the Escrow Agent (i) shall not be responsible for or bound by, and shall not be required to inquire into whether either the Buyer or Company is entitled to receipt of the Company Documents and Buyer Documents pursuant to, any other agreement or otherwise; (ii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Agreement; (iii) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; (iv) may assume that any person believed by the Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized; (v) shall not be under any duty to give the property held by Escrow Agent hereunder any greater degree of care than Escrow Agent gives its own similar property; and (vi) may consult counsel satisfactory to Escrow Agent, the opinion of such counsel to be full and complete authorization and protection in respect of any action taken, suffered or omitted by Escrow Agent hereunder in good faith and in accordance with the opinion of such counsel.

(b)

The Buyer and Company acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and that the Escrow Agent shall not be liable for any action taken by Escrow Agent in good faith and reasonably believed by Escrow Agent to be authorized or within the rights or powers conferred upon Escrow Agent by this Agreement.  The Buyer and Company, jointly and severally, agree to indemnify and hold harmless the Escrow Agent and any of Escrow Agent's partners, employees, agents and representatives for any action taken or omitted to be taken by Escrow Agent or any of them hereunder, including the fees of outside counsel and other costs and expenses of defending itself against any claim or liability under this Agreement, except in the case of gross negligence or willful misconduct on Escrow Agent's part committed in its capacity as Escrow Agent under this Agreement.  The Escrow Agent shall owe a duty only to the Buyer and Company under this Agreement and to no other person.

(c)

The Buyer and Company jointly and severally agree to reimburse the Escrow Agent for outside counsel fees, to the extent authorized hereunder and incurred in connection with the performance of its duties and responsibilities hereunder.

(d)

The Escrow Agent may at any time resign as Escrow Agent hereunder by giving five (5) days prior written notice of resignation to the Buyer and the Company.  Prior to the effective date of the resignation as specified in such notice, the Buyer and Company will issue to the Escrow Agent a Joint Instruction authorizing delivery of the Company Documents and Buyer Documents to a substitute Escrow Agent selected by the Buyer and Company.  If no successor Escrow Agent is named by the Buyer and Company, the Escrow Agent may apply to a court of competent jurisdiction in the State of New York for appointment of a successor Escrow Agent, and to deposit the Company Documents and Buyer Documents with the clerk of any such court.

(e)

The Escrow Agent does not have and will not have any interest in the Company Documents and Buyer Documents, but is serving only as escrow agent, having only possession thereof.  The Escrow Agent shall not be liable for any loss resulting from the making or retention of any investment in accordance with this Escrow Agreement.

(f)

This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent thereto and no implied duties or obligations shall be read into this Agreement.

(g)

The Escrow Agent shall be permitted to act as counsel for the Company in any dispute as to the disposition of the Company Documents and Buyer Documents, in any other dispute between the Buyer and Company, whether or not the Escrow Agent is then holding the Company Documents and Buyer Documents and continues to act as the Escrow Agent hereunder.

(h)

The provisions of this Section 4.1 shall survive the resignation of the Escrow Agent or the termination of this Agreement.

4.2

Dispute Resolution: Judgments.  Resolution of disputes arising under this Agreement shall be subject to the following terms and conditions:

(a)

If any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Company Documents and Buyer Documents, or if the Escrow Agent shall in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be authorized, without liability to anyone, to (i) refrain from taking any action other than to continue to hold the Company Documents and Buyer Documents pending receipt of a Joint Instruction from the Buyer and Company, or (ii) deposit the Company Documents and Buyer Documents with any court of competent jurisdiction in the State of New York, in which event the Escrow Agent shall give written notice thereof to the Buyer and the Company and shall thereupon be relieved and discharged from all further obligations pursuant to this Agreement.  The Escrow Agent may, but shall be under no duty to, institute or defend any legal proceedings which relate to the Company Documents and Buyer Documents.  The Escrow Agent shall have the right to retain counsel if it becomes involved in any disagreement, dispute or litigation on account of this Agreement or otherwise determines that it is necessary to consult counsel.

(b)

The Escrow Agent is hereby expressly authorized to comply with and obey any Court Order.  In case the Escrow Agent obeys or complies with a Court Order, the Escrow Agent shall not be liable to the Buyer and Company or to any other person, firm, corporation or entity by reason of such compliance.

ARTICLE V

GENERAL MATTERS

5.1

Termination.  This escrow shall terminate upon the release of all of the Company Documents and Buyer Documents or at any time upon the agreement in writing of the Buyer and Company.

5.2

Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

(a)

If to the Company, to:

ICP Solar Technologies, Inc.

7075 Place Robert-Joncas

Unit 131

Montreal   H4M272

Phone:   (514) 270-5770

Fax:  (514) 270-3677

(b)

If to the Buyers, to: the addresses and fax numbers listed on Schedule A hereto.

(c)

If to the Escrow Agent, to:

Andrew J. Merken, Esq.

Burns & Levinson Llp
 125 Summer Street

Boston, MA  02110

Direct:  (617) 345-3740

FAX:    (617) 345-3299

or to such other address as any of them shall give to the others by notice made pursuant to this Section 5.2.

5.3

Interest.  The Escrowed Funds shall not be held in an interest bearing account nor will interest be payable in connection therewith.  In the event the Escrowed Funds is deposited in an interest bearing account, each Buyer shall be entitled to receive its pro rata portion of any accrued interest thereon, but only if the Escrow Agent receives from such Buyer the Buyer’s United States taxpayer identification number and other requested information and forms.

5.4

Assignment; Binding Agreement.  Neither this Agreement nor any right or obligation hereunder shall be assignable by any party without the prior written consent of the other parties hereto.  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns.

5.5

Invalidity.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

5.6

Counterparts/Execution.  This Agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.  This Agreement may be executed by facsimile transmission and delivered by facsimile transmission.

5.7

Agreement.  Each of the undersigned states that he has read the foregoing Escrow Agreement and understands and agrees to it.

IN WITNESS WHEREOF, the undersigned have executed this Funds Escrow Agreement as of the date first written above.

ICP SOLAR TECHNOLOGIES, INC.

By:___________________________________

Print Name of Signator:_______________________

Title: ___________________________________

ESCROW AGENT:

______________________________________
Burns & Levinson LLP

Print Name of Signator:_______________________

Title: ___________________________________

Name of BUYER (Print):

__________________________________________

By:_______________________________________

Print Name of Signator:_______________________

Title: ___________________________________

SCHEDULE OF BUYERS

Buyer and Investment Amount:	Address and Facsimile Number:	Legal Representative’s Address and Facsimile Number:

BRIDGEPOINTE MASTER FUND LTD. Investment Amount: $1,500,000	1120 Sanctuary Parkway Suite 325 Alpharetta, GA 30004 Phone: 770-640-8130 Facsimile: 770-777-5844	P. Bradford Hathorn, Esq. Roswell Capital Partners, LLC 1120 Sanctuary Parkway, Suite 325 Alpharetta, GA 30004 Phone: 770-640-8130 Facsimile: 770-777-5844

GEMINI MASTER FUND, LTD. Investment Amount: $500,000	Gemini Master Fund, Ltd. c/o Gemini Strategies, LLC 135 Liverpool Drive, Suite C Cardiff, CA 92007 Phone: (858) 480-2828 Fax: (858) 509-8808	None Needed.

Platinum Long Term Growth VI, LLC Investment Amount: $1,000,000	152 West 57th Street 4th Floor New York, NY 10019 Phone: 212-581-0500 Facsimile: 212-582-2222	Shane W. McCormack Burak Anderson & Melloni, PLC 30 Main Street, P.O. Box 787 Burlington, VT 05402-0787 Phone: 802-862-0500 Facsimile: 802-862-8176